Exhibit (h)(16)

AMENDMENT TO

SECOND AMENDED AND RESTATED

SUPERVISION AND ADMINISTRATION AGREEMENT

AMENDMENT dated February 14, 2017 to the Second Amended and Restated Supervision and Administration Agreement (the “Agreement”) entered into on April 1, 2012 by and between PIMCO Funds (the “Trust”) and Pacific Investment Management Company LLC (“PIMCO” or the “Administrator”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement and amendment described herein.

WHEREAS, PIMCO provides or procures certain supervisory and administrative and other services to the Trust pursuant to the Agreement; and

WHEREAS, the Trust hereby adopts the Agreement with respect to the PIMCO Funds Private Account Portfolio Series: PIMCO Short-Term Floating NAV Portfolio IV (the “Portfolio”) and the Administrator hereby acknowledges that the Agreement shall pertain to the Portfolio; and

WHEREAS, the parties agree to amend the Agreement to add the Portfolio to Schedule B of the Agreement and clarify that the Portfolio will not be subject to certain fees and expenses that the Trust is required to bear.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement pursuant to the terms thereof, as follows:

I.	Expenses of the Trust

(a)     Section 7, paragraph (e) of the Agreement, under expenses the Trust shall bear, is deleted and replaced with the following:

Fees and expenses, including travel expenses, and fees and expenses of legal counsel retained for their benefit, of Trustees who are not officers, employees, partners, shareholders or members of PIMCO or its subsidiaries or affiliates. Notwithstanding the foregoing, to avoid the imposition of duplicative expenses, the Trust and the Administrator hereby agree that PIMCO All Asset Fund and PIMCO All Asset All Authority Fund (collectively, the “Funds-of-Funds”) and PIMCO Funds Private Account Portfolio Series: Short-Term Floating NAV Portfolio III and PIMCO Funds Private Account Portfolio Series: Short-Term Floating NAV Portfolio IV (each a “PAPS Short-Term Floating NAV Portfolio”) shall not bear any fees and expenses, including travel expenses, and fees and expenses of legal counsel retained for their benefit, of Trustees who are not officers, employees, partners, shareholders or members of PIMCO or its subsidiaries or affiliates. All other series of the Trust shall bear such fees.

(b)     Section 7, paragraph (g) of the Agreement, under expenses the Trust shall bear, is deleted and replaced with the following:

Organizational and offering expenses of the Trust and the Funds, and any other expenses which are capitalized in accordance with generally accepted accounting principles. Notwithstanding the foregoing, the Trust and the Administrator hereby agree that each PAPS Short-Term Floating NAV Portfolio shall not bear any organizational or offering expenses of the PAPS Short-Term Floating NAV Portfolio, or any other expenses which are capitalized in accordance with generally accepted accounting principles. The Administrator shall bear all such expenses for each PAPS Short-Term Floating NAV Portfolio; and

II.	Schedule B

The Trust and the Administrator hereby agree to amend the Agreement to add the Portfolio to Schedule B. Accordingly, the current Schedule B is replaced with the new Schedule B attached hereto.

III.	Other

Except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms.

The parties represent and warrant that all of the representations, warranties and undertakings made in the Agreement continue to be true as of the date of this Amendment and will continue in full force and effect until further notice.

Subject to the approval of the Trust’s Board of Trustees, the Trust consents to the Administrator’s delegation of some or all of its responsibilities under the Agreement with respect to the Portfolio to a qualified party or parties. Such delegation shall be evidenced by a written agreement to which the Trust need not be a party but which shall be subject to Trustee review and approval. Nothing contained herein shall be deemed to limit in any way the Administrator’s ability to delegate its duties under the Agreement with respect to any other series of shares of the Trust.

IV.	Term

This Amendment and the Agreement shall become effective with respect to the Portfolio on February 14, 2017 and shall remain in effect with respect to the Portfolio, unless sooner terminated as provided herein, for a period not to exceed one year from the effective date and shall continue thereafter on an annual basis with respect to the Portfolio provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Board of Trustees of the Trust, and (b) by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust or the Administrator, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated with respect to the Portfolio at any time, without the payment of any penalty: (i) by a vote of a majority of the entire Board of Trustees of the Trust or by a majority of the outstanding voting shares of the Portfolio, as applicable, on 60 days’ written notice to the Administrator; or (ii) after the initial period commencing on the effective date, by the Administrator at any time on 60 days’ written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

PIMCO FUNDS

By:	/s/ Henrik Larsen
Name: Henrik Larsen
Title: Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter Strelow
Name: Peter Strelow
Title: Managing Director

Schedule B

Schedule to the Second Amended and Restated Supervision and Administration Agreement

PIMCO Funds

As of February 14, 2017

Private Portfolios (%) – Supervisory and Administrative Fee Rates

PORTFOLIO	Total
PIMCO Asset-Backed Securities Portfolio	0.03
PIMCO Emerging Markets Portfolio	0.10
PIMCO High Yield Portfolio	0.03
PIMCO International Portfolio	0.10
PIMCO Investment Grade Corporate Portfolio	0.03
PIMCO Long Duration Corporate Bond Portfolio	0.03
PIMCO Low Duration Portfolio	0.03
PIMCO Moderate Duration Portfolio	0.03
PIMCO Mortgage Portfolio	0.03
PIMCO Municipal Sector Portfolio	0.03
PIMCO Real Return Portfolio	0.03
PIMCO Senior Floating Rate Portfolio	0.03
PIMCO Short-Term Floating NAV Portfolio II	0.03
PIMCO Short-Term Floating NAV Portfolio III	0.00
PIMCO Short-Term Floating NAV Portfolio IV	0.00
PIMCO Short-Term Portfolio	0.03
PIMCO U.S. Government Sector Portfolio	0.03